Brunswick Corporation 26125 N. Riverwoods Blvd., Suite 500, Mettawa, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Ryan Gwillim
Vice President - Investor Relations
Phone:	847-735-4926

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports First Quarter Results

7% Growth in Revenue;

GAAP Diluted EPS of $0.91 and Diluted EPS, as adjusted, of $1.01;

2018 Guidance: Narrowed Revenue Guidance and Diluted EPS, as adjusted, Range of $4.50 to $4.65
METTAWA, Ill., April 26, 2018 -- Brunswick Corporation (NYSE: BC) today reported results for the first quarter of 2018:

•	Consolidated net sales increased 7 percent versus first quarter 2017. Net sales increased 9 percent for the Marine Engine segment and 7 percent for the Boat segment.

•	On a GAAP basis, operating earnings increased by 12 percent. Adjusted operating earnings were up 6 percent versus the prior period.

•	On a GAAP basis, diluted EPS of $0.91 increased by 12 percent compared to the prior year. Diluted EPS, as adjusted, was $1.01, up 15 percent versus first quarter 2017.

"Our first quarter performance was an excellent start to what we believe will be another year of successful execution of our strategy and creation of shareholder value," said Brunswick Chairman and Chief Executive Officer Mark Schwabero. "Our marine businesses continue to benefit from strong demand for outboard boats and engines, successful new products, and our strategy to grow the parts and accessories businesses. As a result, our marine businesses had revenue growth of 8 percent in the quarter, with a very strong increase in operating earnings versus first quarter 2017.

"At this early point in the marine season, our current outlook on the global marine market remains in line with our initial expectations. While unfavorable weather conditions in certain markets, including the Northeast and Midwest regions of the U.S. as well as Europe, have contributed to a slightly slower start to boating activity and the marine retail selling season, we remain confident in our view of the industry for 2018," Schwabero continued.

"We continue to focus on product leadership as evidenced by Mercury’s launch of the 175-225 horsepower V6 outboard engines, the first in a series of major outboard engine launches planned for 2018. These products, which will begin shipping in the second quarter, along with other award-winning, new products within our other marine categories, respond to customers’ desire to migrate to products with enhanced features, resulting in overall business results that exceed the market," Schwabero continued.

"In our Fitness segment, we continue to execute against our digital strategy, as evidenced by our release at IHRSA of the Halo Fitness Cloud, a dynamic software platform for club operators that enhances the exerciser experience, while simplifying facility management. In the quarter, the business experienced improving demand in certain European and Asian markets which drove top-line growth, with margins remaining under pressure," Schwabero continued.

"Overall, our first quarter performance generated strong results, with the improvement in operating earnings, combined with a lower effective tax rate and fewer shares outstanding, producing a 15 percent increase in diluted earnings per common share, as adjusted, over prior year," Schwabero concluded.

Discontinued Operations

On December 5, 2017, Brunswick announced its intention to sell its Sea Ray businesses. Starting with the fourth quarter of 2017, the historical and future results of these businesses are now reported as discontinued operations. Therefore, for all periods presented in this release, all figures and outlook statements incorporate this change and reflect continuing operations only, unless otherwise noted.

First Quarter Results

For the first quarter of 2018, Brunswick reported net sales of $1,155.4 million, up from $1,082.1 million a year earlier. For the quarter, Brunswick reported operating earnings of $115.4 million, which included $1.7 million of costs related to the planned Fitness business separation and $1.2 million of restructuring, exit, integration, and impairment charges. In the first quarter of 2017, Brunswick had operating earnings of $103.4 million, which included $8.3 million of restructuring, exit, integration, and impairment charges.

For the first quarter of 2018, Brunswick reported net earnings of $80.5 million, or $0.91 per diluted share, compared with net earnings of $74.2 million, or $0.81 per diluted share, for the first quarter of 2017. Diluted EPS for the first quarter of 2018 included an $0.08 per diluted share charge from special tax items, $0.01 per diluted share of costs related to the planned Fitness business separation, and $0.01 per diluted share of restructuring, exit, integration, and impairment charges. The diluted EPS for the first quarter of 2017 included $0.07 per diluted share of restructuring, exit, integration, and impairment charges.

Review of Cash Flow and Balance Sheet

Cash and marketable securities totaled $294.2 million at the end of the first quarter, down $164.8 million from year-end 2017 levels. The reduction includes net cash used for operating activities during the first three months of the year of $43.1 million, which improved by $23.2 million versus the prior year. This usage of cash was primarily the result of seasonal changes in working capital.

In addition, net cash used for investing and financing activities of $99.4 million during the quarter reduced cash and marketable securities balances. Investing and financing activities during the year-to-date period included $34.5 million of capital expenditures, $35.0 million of common stock repurchases, and $16.6 million of dividend payments.

Marine Engine Segment

The Marine Engine segment, which manufactures and distributes marine propulsion systems and related parts and accessories, reported net sales of $687.1 million in the first quarter of 2018, up 9 percent from $631.8 million in the first quarter of 2017. International sales, which represented 31 percent of total segment sales in the quarter, were up 10 percent compared to the prior year period. For the quarter, the Marine Engine segment reported operating earnings of $95.7 million. This compares with operating earnings of $87.7 million in the first quarter of 2017.

Sales increases in the quarter were driven by strong growth in propulsion, led by increases in outboard engines, and solid growth in the parts and accessories businesses. The increase in operating earnings in the first quarter was primarily due to benefits from higher net sales and favorable movements in foreign exchange rates, which were partially offset by the unfavorable impact from planned spending increases stemming from new product introductions, capacity expansion, and product development.

Boat Segment

The Boat segment, which manufactures and distributes recreational boats, reported net sales of $304.0 million for the first quarter of 2018, a solid increase from $284.9 million in the first quarter of 2017. International sales, which represented 28 percent of total segment sales in the quarter, increased by 14 percent compared to the prior year period. For the first quarter of 2018, the Boat segment reported operating earnings of $24.7 million. This compares with operating earnings of $16.2 million in the first quarter of 2017.

The Boat segment's revenue reflected strong growth in the fiberglass freshwater boat businesses, comprised of our Bayliner brand along with our European brands

Quicksilver and Uttern, and solid growth in the aluminum freshwater boat businesses. Revenue for the fiberglass saltwater boat business was comparable to a very strong first quarter of 2017. The increase in segment operating earnings was primarily the result of higher net sales and timing benefits resulting from the adoption and implementation of the new revenue recognition standard.

Fitness Segment

The Fitness segment, which manufactures and distributes strength and cardiovascular fitness equipment and active recreation products, reported net sales in the first quarter of 2018 of $244.4 million, an increase of 4 percent from $235.6 million in the first quarter of 2017. International sales, which represented 50 percent of total segment sales in the quarter, increased by 14 percent as compared to the first quarter of 2017. For the quarter, the Fitness segment reported operating earnings of $11.0 million, which included restructuring, exit, integration, and impairment charges of $1.2 million. This compares with operating earnings of $18.3 million in the first quarter of 2017, which included $2.4 million of restructuring, exit, integration, and impairment charges.

The Fitness segment's revenue reflected growth in international markets and a decline in domestic sales as increased sales to health clubs were partially offset by decreases in Cybex sales in advance of new products and sales to vertical markets. The decline in operating earnings resulted from higher freight costs, challenging pricing dynamics in certain international markets, unfavorable changes in product and customer mix, and cost inflation, which more than offset benefits from sales increases.

2018 Outlook

"Our outlook for 2018 remains generally consistent with our recently provided three-year strategic plan and reflects another year of outstanding revenue and earnings growth, with excellent cash flow generation," said Schwabero.

"We expect our marine businesses' top-line performance to benefit from the continuation of solid global market growth, along with the success of new products. In the Fitness segment, we expect to benefit from recently introduced new products, particularly in the second half of the year. We are raising the lower end of our revenue guidance for 2018 and now expect revenue growth of 6 percent to 7 percent, absent any significant changes in global macro-economic conditions.

"For the full-year, we anticipate improvement in both gross and operating margins in our marine businesses, as we plan to continue to benefit from new products, volume leverage, cost reductions related to efficiency programs, and changes in foreign exchange rates, while continuing to invest in growth-related initiatives. In the Fitness business, we are projecting margins to decline, but year-over-year comparisons to stabilize as we move towards the end of the year as the margin pressures discussed earlier moderate, including assistance from the positive effects of recent new product launches and cost-management actions.

"Our plan assumes that inflation factors are mostly offset by price; however, the impact of trade policy changes could possibly create some additional pressure moving forward, which our businesses would address accordingly. Operating expenses are estimated to increase in 2018 as we continue to fund incremental investments to support growth; however, on a percentage of sales basis, we expect them to be consistent with 2017 levels.

"We are also narrowing the range for our full-year expectations of diluted EPS, as adjusted, to $4.50 to $4.65, which takes into account benefits from a lower federal tax rate, continued successful marine business performance, potential inflationary pressures, and additional revenue and margin risk in the Fitness business for the remainder of the year," Schwabero concluded.

Use of Non-GAAP Financial Information

A reconciliation of GAAP to non-GAAP financial measures is provided in the reconciliation sections of the consolidated financial statements accompanying this release.

Brunswick does not provide forward-looking guidance for certain financial measures on a GAAP basis because it is unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include pension settlement charges, restructuring, exit, integration, and impairment costs, special tax items, and certain other unusual adjustments.

Conference Call Scheduled

Brunswick will host a conference call today at 10 a.m. CDT, hosted by Mark D. Schwabero, chairman and chief executive officer, William L. Metzger, senior vice president and chief financial officer, and Ryan M. Gwillim, vice president - investor relations.

The call will be broadcast over the Internet at ir.brunswick.com. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick’s website for slides used to supplement conference call remarks at ir.brunswick.com.

Security analysts and investors wishing to participate via telephone should call 888-771-4371 (passcode: Brunswick Q1). Callers outside of North America should call 847-585-4405 (passcode: Brunswick Q1) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight EDT Thursday, May 3, 2018, by calling 888-843-7419 or international dial 630-652-3042 (passcode: 4676 2737#). The replay will also be available at www.brunswick.com.

Forward-Looking Statements

Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, estimates and projections about Brunswick’s business and by their nature address matters that are, to different degrees, uncertain. Words such as

“may,” “could,” “expect,” “intend,” “target,” “plan,” “seek,” “goal,” “estimate,” “believe,” “predict,” “outlook,” “anticipates” and similar expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: adverse general economic conditions, including reductions in consumer discretionary spending; negative currency trends; our ability to complete and integrate targeted acquisitions; our ability to implement our strategic plan and growth initiatives; adequate financing access for dealers and customers and our ability to access capital and credit markets; maintaining effective distribution; retaining our relationships with dealers, distributors and independent boat builders; credit and collections risks; retaining key customers; protecting our brands and intellectual property; absorbing fixed costs in production; managing expansion or consolidation of manufacturing facilities; meeting supply objectives; meeting pension funding obligations; managing our share repurchases; higher energy and fuel costs; competitive pricing pressures; developing new and innovative products at a competitive price, in legal compliance; maintaining product quality and service standards; outages or breaches of technology systems; competitor activity; product liability, warranty and other claims risks; increased costs of legal and regulatory compliance; having to record an impairment to the value of goodwill and other assets; international business risks; attracting and retaining key contributors; weather and catastrophic event risks; the possibility that the proposed Fitness spin-off will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors; the potential for disruption to our business in connection with the proposed spin-off; and the potential that the Fitness business and Brunswick do not realize all of the expected benefits of the separation.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2017. Forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update them to reflect events or circumstances after the date of this news release or for changes by wire services or Internet service providers.

About Brunswick

Headquartered in Mettawa, Ill., Brunswick Corporation’s leading consumer brands include Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Mercury, Quicksilver, Attwood, Garelick and Whale marine parts and accessories; Land 'N' Sea, Kellogg Marine, Lankhorst Taselaar, Payne’s Marine and BLA parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Thunder Jet and Uttern; Life Fitness, Hammer Strength, Cybex, Indoor Cycling Group and SCIFIT fitness equipment; and Brunswick billiards tables, accessories and game room furniture. For more information, visit http://www.brunswick.com.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	March 31, 2018	April 1, 2017	% Change
Net sales	$1,155.4	$1,082.1	7%
Cost of sales	847.6	787.8	8%
Selling, general and administrative expense	155.5	148.1	5%
Research and development expense	35.7	34.5	3%
Restructuring, exit, integration and impairment charges	1.2	8.3	-86%
Operating earnings	115.4	103.4	12%
Equity earnings	1.0	2.3	-57%
Other income (expense), net	0.1	(1.3)	NM
Earnings before interest and income taxes	116.5	104.4	12%
Interest expense	(6.9)	(6.5)	6%
Interest income	0.7	0.5	40%
Earnings before income taxes	110.3	98.4	12%
Income tax provision	29.8	24.2	23%
Net earnings from continuing operations	80.5	74.2	8%

Loss from discontinued operations, net of tax	(7.6)	(9.3)	-18%

Net earnings	$72.9	$64.9	12%

Earnings (loss) per common share:
Basic
Earnings from continuing operations	$0.92	$0.82
Loss from discontinued operations	(0.09)	(0.10)
Net earnings	$0.83	$0.72	15%

Diluted
Earnings from continuing operations	$0.91	$0.81
Loss from discontinued operations	(0.09)	(0.10)
Net earnings	$0.82	$0.71	15%

Weighted average shares used for computation of:
Basic earnings per common share	88.1	90.1
Diluted earnings per common share	88.8	91.1

Effective tax rate from continuing operations	27.0%	24.6%

Reconciliations
Continuing Operations:
Operating earnings	$115.4	$103.4	12%
Restructuring, exit, integration and impairment charges	1.2	8.3	-86%
Separation costs	1.7	—
Adjusted operating earnings	$118.3	$111.7	6%

Earnings before income taxes	$110.3	$98.4	12%
Restructuring, exit, integration and impairment charges	1.2	8.3	NM
Separation costs	1.7	—
Adjusted pretax earnings	$113.2	$106.7	6%

Earnings (loss) per common share:
Earnings from continuing operations	$0.91	$0.81
Restructuring, exit, integration and impairment charges	0.01	0.07
Separation costs	0.01	—
Special tax items	0.08	(0.00)
Diluted earnings from continuing operations, as adjusted	$1.01	$0.88	15%

NM = not meaningful

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - Continuing Operations

	Three Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	Mar 31, 2018	Apr 1, 2017	% Change	Mar 31, 2018	Apr 1, 2017	% Change	Mar 31, 2018	Apr 1, 2017
Marine Engine	$687.1	$631.8	9%	$95.7	$87.7	9%	13.9%	13.9%
Boat	304.0	284.9	7%	24.7	16.2	52%	8.1%	5.7%
Marine eliminations	(80.1)	(70.2)	14%	—	—
Total Marine	911.0	846.5	8%	120.4	103.9	16%	13.2%	12.3%

Fitness	244.4	235.6	4%	11.0	18.3	-40%	4.5%	7.8%
Corporate/Other	—	—		(16.0)	(18.8)	15%
Total	$1,155.4	$1,082.1	7%	$115.4	$103.4	12%	10.0%	9.6%

(1) Operating earnings (loss) for the three months ended March 31, 2018, includes $1.7 million of charges related to the planned Fitness business separation, which were recorded within Corporate/Other, as well as $1.2 million of restructuring, exit, integration and impairment charges recorded within the Fitness segment. Operating earnings (loss) for the three months ended April 1, 2017, includes $8.3 million of restructuring, exit, integration and impairment charges, consisting of $3.5 million in the Boat segment, $2.4 million in Corporate/Other and $2.4 million in the Fitness segment.

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - Continuing Operations, As Adjusted

	Three Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	Mar 31, 2018	Apr 1, 2017	% Change	Mar 31, 2018	Apr 1, 2017	% Change	Mar 31, 2018	Apr 1, 2017
Marine Engine	$687.1	$631.8	9%	$95.7	$87.7	9%	13.9%	13.9%
Boat	304.0	284.9	7%	24.7	19.7	25%	8.1%	6.9%
Marine eliminations	(80.1)	(70.2)	14%	—	—
Total Marine	911.0	846.5	8%	120.4	107.4	12%	13.2%	12.7%

Fitness	244.4	235.6	4%	12.2	20.7	-41%	5.0%	8.8%
Corporate/Other	—	—		(14.3)	(16.4)	13%
Total	$1,155.4	$1,082.1	7%	$118.3	$111.7	6%	10.2%	10.3%

(1) Operating Earnings (Loss), As Adjusted, excludes charges related to the planned Fitness business separation and restructuring, exit, integration and impairment charges, as applicable.

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Disaggregated Revenue - Continuing Operations
	Three Months Ended
	March 31, 2018
	Marine Engine	Boat	Fitness	Total
Geographic Markets
United States	$474.6	$217.4	$121.6	$813.6
Europe	98.3	34.6	53.4	186.3
Asia-Pacific	51.2	4.8	42.1	98.1
Canada	28.9	44.3	7.1	80.3
Rest-of-World	34.1	2.9	20.2	57.2
Marine eliminations	(80.1)	—	—	(80.1)
Total	$607.0	$304.0	$244.4	$1,155.4

Major Product Lines
Propulsion	$378.9	$—	$—	$378.9
Parts & Accessories	308.2	—	—	308.2
Aluminum Freshwater Boats	—	162.5	—	162.5
Fiberglass Freshwater Boats	—	55.8	—	55.8
Fiberglass Saltwater Boats	—	85.7	—	85.7
Commercial Cardio Fitness Equipment	—	—	132.3	132.3
Commercial Strength Fitness Equipment	—	—	90.9	90.9
Consumer Fitness Equipment	—	—	21.2	21.2
Marine eliminations	(80.1)	—	—	(80.1)
Total	$607.0	$304.0	$244.4	$1,155.4

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Disaggregated Revenue - Continuing Operations
	Three Months Ended
	April 1, 2017
	Marine Engine	Boat	Fitness	Total
Geographic Markets
United States	$438.5	$209.0	$128.2	$775.7
Europe	84.4	28.5	41.0	153.9
Asia Pacific	49.5	3.1	36.4	89.0
Canada	28.6	37.1	5.7	71.4
Rest-of-World	30.8	7.2	24.3	62.3
Marine eliminations	(70.2)	—	—	(70.2)
Total	$561.6	$284.9	$235.6	$1,082.1

Major Product Lines
Propulsion	$341.4	$—	$—	$341.4
Parts & Accessories	290.4	—	—	290.4
Aluminum Freshwater Boats	—	152.9	—	152.9
Fiberglass Freshwater Boats	—	46.6	—	46.6
Fiberglass Saltwater Boats	—	85.4	—	85.4
Commercial Cardio Fitness Equipment	—	—	136.5	136.5
Commercial Strength Fitness Equipment	—	—	77.9	77.9
Consumer Fitness Equipment	—	—	21.2	21.2
Marine eliminations	(70.2)	—	—	(70.2)
Total	$561.6	$284.9	$235.6	$1,082.1

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions) (unaudited)

	March 31, 2018	December 31, 2017	April 1, 2017
Assets
Current assets
Cash and cash equivalents, at cost, which approximates fair value	$284.0	$448.8	$273.3
Restricted cash	9.4	9.4	11.2
Short-term investments in marketable securities	0.8	0.8	0.7
Total cash and short-term investments in marketable securities	294.2	459.0	285.2
Accounts and notes receivable, net	617.5	480.2	516.7
Inventories
Finished goods	550.8	506.9	523.0
Work-in-process	98.6	96.8	80.5
Raw materials	180.3	161.9	143.9
Net inventories	829.7	765.6	747.4
Prepaid expenses and other	40.4	73.1	36.4
Current assets held for sale	80.9	68.8	85.3
Current assets	1,862.7	1,846.7	1,671.0

Net property	673.1	659.5	583.3

Other assets
Goodwill	428.3	425.3	416.0
Other intangibles, net	143.3	144.4	158.6
Equity investments	29.5	25.0	26.6
Deferred income tax asset	171.0	165.6	297.6
Other long-term assets	47.0	45.1	46.1
Long-term assets held for sale	49.7	46.6	74.7
Other assets	868.8	852.0	1,019.6

Total assets	$3,404.6	$3,358.2	$3,273.9

Liabilities and shareholders’ equity
Current liabilities
Current maturities of long-term debt	$5.1	$5.6	$4.7
Accounts payable	419.7	409.7	390.3
Accrued expenses	583.6	563.6	498.4
Current liabilities held for sale	68.0	56.2	63.1
Current liabilities	1,076.4	1,035.1	956.5

Debt	428.9	431.8	435.4
Other long-term liabilities	415.7	405.7	404.2
Long-term liabilities held for sale	2.8	2.7	4.2
Shareholders’ equity	1,480.8	1,482.9	1,473.6
Total liabilities and shareholders’ equity	$3,404.6	$3,358.2	$3,273.9

Supplemental Information
Debt-to-capitalization rate	22.7%	22.8%	23.0%

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Three Months Ended
	March 31, 2018	April 1, 2017
Cash flows from operating activities
Net earnings	$72.9	$64.9
Less: loss from discontinued operations, net of tax	(7.6)	(9.3)
Net earnings from continuing operations	80.5	74.2
Depreciation and amortization	27.8	23.6
Stock compensation expense	1.9	4.0
Pension expense, net of (funding)	0.9	(33.6)
Deferred income taxes	20.5	13.3
Changes in certain current assets and current liabilities	(210.2)	(146.6)
Long-term extended warranty contracts and other deferred revenue	2.6	0.7
Income taxes	34.5	2.6
Other, net	(1.6)	(4.5)
Net cash used for operating activities of continuing operations	(43.1)	(66.3)
Net cash used for operating activities of discontinued operations	(24.0)	(20.3)
Net cash used for operating activities	(67.1)	(86.6)

Cash flows from investing activities
Capital expenditures	(34.5)	(56.6)
Sales or maturities of marketable securities	—	35.0
Investments	(4.8)	(3.6)
Proceeds from the sale of property, plant and equipment	0.1	7.6
Other, net	(0.2)	(0.5)
Net cash used for investing activities of continuing operations	(39.4)	(18.1)
Net cash used for investing activities of discontinued operations	(2.6)	(4.2)
Net cash used for investing activities	(42.0)	(22.3)

Cash flows from financing activities
Payments of long-term debt including current maturities	(0.1)	(0.1)
Common stock repurchases	(35.0)	(20.0)
Cash dividends paid	(16.6)	(14.8)
Proceeds from share-based compensation activity	1.0	3.2
Tax withholding associated with shares issued for share-based compensation	(9.3)	(11.4)
Net cash used for financing activities of continuing operations	(60.0)	(43.1)
Net cash used for financing activities of discontinued operations	—	(0.1)
Net cash used for financing activities	(60.0)	(43.2)

Effect of exchange rate changes	4.3	3.0
Net decrease in Cash and cash equivalents and Restricted cash	(164.8)	(149.1)
Cash and cash equivalents and Restricted cash at beginning of period	458.2	433.6

Cash and cash equivalents and Restricted cash at end of period	293.4	284.5
Less: Restricted cash	9.4	11.2
Cash and cash equivalents at end of period	$284.0	$273.3

Reconciliation
Free Cash Flow
Net cash used for operating activities of continuing operations	$(43.1)	$(66.3)

Net cash provided by (used for):
Capital expenditures	(34.5)	(56.6)
Proceeds from the sale of property, plant and equipment	0.1	7.6
Effect of exchange rate changes	4.3	3.0
Total free cash flow	$(73.2)	$(112.3)